Exhibit 8.3
[Letterhead of Wachtell, Lipton, Rosen & Katz]
June 28, 2007
Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233
Ladies and Gentlemen:
          We have acted as special counsel to Compass Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the proposed strategic business combination transactions (the “Transaction”) between the Company and Banco Bilbao Vizcaya Argentaria, S.A., a bank organized and existing under the laws of Spain (“Parent”), pursuant to the Transaction Agreement, dated as of February 16, 2007 (the “Agreement”), by and among Parent and the Company. At your request, and in connection with the Registration Statement on Form F-4 of Parent filed with the Securities and Exchange Commission in connection with the Transaction (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion concerning the material federal income tax consequences of the Transaction. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.
          For purposes of the opinion set forth below, we have relied, with the consent of Parent and the consent of the Company, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in certain letters to us from the officers of Parent and the Company dated the date hereof, and have assumed that such factual statements and representations will be accurate and complete as of the appropriate effective time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement contained therein, each as amended or supplemented through the date hereof.

Compass Bancshares, Inc.

          We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Transaction will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below and (iii) any shareholder of Company Virginia Sub that is a U.S. person and a “five-percent transferee shareholder” as defined in U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8.
          Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that each of (i) the Reincorporation Merger and (ii) the Share Exchange and the Third Step Merger (taken together) will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the Share Exchange and the Third Step Merger (taken together) will not result in gain recognition to the shareholders of Company Virginia Sub pursuant to Section 367(a) of the Code. In addition, we hereby confirm our opinion set forth under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION — Tax Consequences of the Transaction Generally”, subject to the limitations and qualifications stated therein.
          We express no opinion on any issue relating to the tax consequences of the Transaction other than those set forth above. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz